UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INFOUSA INC.
(Name of Registrant as Specified in Its Charter)
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5711 S 86TH CIRCLE • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 596-8902
Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
May 16, 2006
CONTACT:
Laura Smith / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
Phone: (212) 355-4449
infoUSA SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Vote FOR infoUSA Directors
and AGAINST Shareholder Proposal Number 2
OMAHA, Neb. — May 16, 2006 — infoUSA (Nasdaq:IUSA) today sent the following letter to all infoUSA stockholders recommending that they vote FOR the Board’s director nominees and AGAINST shareholder proposal number 2:
infoUSA’s ANNUAL MEETING OF STOCKHOLDERS IS RAPIDLY APPROACHING
TAKE ACTION TO PROTECT YOUR INVESTMENT AND VOTE THE
ENCLOSED WHITE PROXY CARD TODAY!
May 16, 2006
Dear Fellow infoUSA Shareholder,
We urge you to take action to preserve and enhance the value of your investment in infoUSA by signing, dating and returning the enclosed WHITE PROXY CARD TODAY in support of our three highly qualified nominees — Vinod Gupta, Dr. George Haddix and Dr. Vasant Raval.
As you know, Dolphin Partners, a dissident stockholder, has launched a hostile proxy contest in an attempt to elect three of its own nominees to the infoUSA Board of Directors.
THE KEY ISSUE IS WHO SHOULD BE THE STEWARDS OF infoUSA
We strongly urge you to disregard the dissidents’ materials and the blue proxy card and vote FOR the incumbent infoUSA directors. Your Board of Directors also urges you to vote AGAINST shareholder proposal number 2.
infoUSA’s EXISTING BOARD IS HIGHLY QUALIFIED, INDEPENDENT MINDED AND
COMMITTED TO THE PRINCIPLES OF GOOD CORPORATE GOVERNANCE
The current infoUSA Board is committed to sound corporate governance. infoUSA has continually added highly-qualified members to the Board, and today eight of infoUSA’s nine directors are “independent” by NASDAQ’s Corporate Governance Standards and all of the members of the Board’s committees are independent.

Long before Dolphin’s involvement, this Board, under the direct oversight of Dr. Vasant Raval (Chairman of the Audit Committee and current nominee), reviewed all related party transactions with the Company’s outside auditors and determined that such transactions were appropriate and disclosed in the Company’s SEC filings. However, given the post-Sarbanes Oxley corporate environment, Dr. Raval recommended the reduction or restructuring of those transactions and by the end of 2004, infoUSA had virtually eliminated all related party transactions. Also under Dr. Raval’s oversight, infoUSA has developed a strong internal audit function that reports directly to the Audit Committee, and the Company received a clean Section 404 report on internal controls from its outside auditors for 2005. Despite Dolphin’s rhetoric to the contrary, this Board has done the right thing by proactively taking actions to strengthen its corporate governance.
infoUSA’s NOMINEES HAVE THE RIGHT EXPERIENCE AND KNOWLEDGE
TO ENHANCE VALUE FOR ALL SHAREHOLDERS
infoUSA’s nominees, which include its founder and largest shareholder, and the Chairmen of its independent Corporate Governance and Nominating Committee and its independent Audit Committee, are respected and proven business leaders. Importantly, they each have experience at companies whose businesses are similar or complementary to that of infoUSA and they are dedicated to enhancing shareholder value:
Vinod Gupta
➢	Founded the Company with $100 and as a result of his vision, infoUSA has grown into a business with a market capitalization of more than $650 million.

➢	Chairman of the Board since its incorporation in 1972; CEO since its incorporation in 1972 until September 1997 and since August 1998.

➢	Pioneered the consolidation of the direct marketing industry, turning infoUSA into an industry leader.

➢	Personally spearheaded over 26 acquisitions.

➢	Led the acquisition and integration of five email companies, purchased at a very low price, creating a highly profitable email marketing division within infoUSA.

➢	Mr. Gupta has the critical industry knowledge and personal relationships to lead this Company forward as it implements a business plan that we believe will create value for all shareholders.

➢	Mr. Gupta is an industry innovator, who has spearheaded the implementation of new ideas such as our highly successful salesgenie.com and credit.net subscription based strategy.

➢	His leadership has helped infoUSA remain at the forefront of the industry by anticipating and adapting to changing market conditions.

➢	We believe that replacing Mr. Gupta, the Company’s founding leader, would diminish the future value of the Company.
Dr. George F. Haddix
➢	Director since March 1995 and currently serves as the Chair of the Board’s Corporate Governance and Nominating Committee.

➢	Dr. Haddix has significant operational and business experience in both public and private companies that has greatly benefited infoUSA.

➢	Chairman and CEO of PKW Holdings, Inc. and PKWARE, INC., computer software companies headquartered in Milwaukee, Wisconsin.

➢	Founder and former president of publicly-held CSG Systems International, Inc., a $600 million software and services company that has successfully built a customer subscription business

➢	His operational experience at CSG is highly relevant and makes him an invaluable resource to infoUSA as we continue to build our subscription business.

➢	Formerly CEO of U.S. West Network Systems Inc. and served as chairman and CEO of Applied Communications, Inc.

Dr. Vasant H. Raval
➢	Director of the Company and Chair of the Audit Committee since October 2002.

➢	Professor of accounting and a highly qualified audit committee chair.

➢	Under his oversight, and in many cases hands-on involvement, the Company’s financial reporting and internal controls have been markedly strengthened during his tenure on the Board.

➢	Dr. Raval invested numerous hours in overseeing the Company’s successful efforts to achieve compliance with the Sarbanes Oxley Act of 2002, build a highly professional internal audit function and upgrade its financial reporting processes.

➢	Dr. Raval has been Professor and Chair of the Department of Accounting at Creighton University since July 2001. He joined the Creighton University faculty in 1981 and has served as Professor of Accounting and Associate Dean and Director of Graduate Programs at the College of Business Administration.

➢	Dr. Raval is also a director and chairman of the audit committee of Syntel Inc., an electronic business solutions provider based in Troy, Michigan.
OUR NOMINEES ARE MORE THAN DIRECTORS, THEY ARE SIGNIFICANT infoUSA SHAREHOLDERS
Mr. Gupta, the founder of infoUSA is the Company’s largest shareholder, and Dr. Haddix and Dr. Raval have each made personal significant financial investments in the Company as well. The full Board together with the senior management team beneficially own approximately 43% of the Company — their financial interests are clearly aligned with enhancing shareholder value. Dolphin’s nominees have no financial stake in the success of infoUSA and therefore we don’t believe that interests are aligned with yours.
WE ARE EXECUTING A STRATEGIC PLAN THAT WILL ENHANCE VALUE
FOR ALL infoUSA STOCKHOLDERS
Our nominees have the skills, experience, judgment and institutional knowledge necessary to successfully steer this Company as it moves forward with the implementation of its STRATEGIC business plan. Through the successful acquisition and integration of more than twenty companies, infoUSA believes it has put in place a platform for sustained organic revenue growth going forward. Our acquisitions have enhanced content, opened new distribution channels and provided entry into new vertical segments. In addition, we believe we will see revenue growth from our compelling cross-selling opportunities across infoUSA businesses and suites of products and services. We also have an outstanding track-record of integrating and reducing costs in these acquired companies, which we believe offers significant potential for margin expansion.
The success of infoUSA’s strategy is clearly evident in the Company’s performance:
➢	infoUSA’s return on equity was 16% in 2005.

➢	Total return to our stockholders over the past four years has been 57.5% — or an average annual return of approximately 11.5%.

➢	This compares to a return of only 14.8% from the NASDAQ over the same four-year period — or an average annual return of approximately 3.7%.

➢	infoUSA has paid a cash dividend in each of the past two years — returning more than $12 million to infoUSA stockholders in 2006 alone.
infoUSA had a great first quarter in 2006 and has revised revenue guidance to the upper end of the range for the year, while keeping the same guidance for profitability. infoUSA reported 4.3% organic growth in the first quarter.
OUR STRATEGIC PLAN HAS RESULTED IN STRONG CASH FLOW, ALLOWING infoUSA TO
SIGNIFICANTLY REDUCE ITS DEBT
The Company’s strong free cash flow has enabled it to delever its balance sheet significantly over the last five years. infoUSA reduced its outstanding net debt by approximately $48 million in 2005 and by approximately $5 million in the first quarter of 2006. Since 2000, we have dramatically improved the Company’s leverage ratio (total debt/EBITA) from 5.33 to 1.61.1

WHO ARE DOLPHIN’S NOMINEES?
DOES DOLPHIN REALLY KNOW?
In its proxy soliciting materials, Dolphin asserts that its nominees have the “experience and energy that shareholders can trust.” But even a cursory examination of the public record by Dolphin would have revealed serious questions about its nominees’ experience.
For instance, Mr. Trevisani’s biography in Dolphin’s proxy materials states that from “1996 to 2000, Mr. Trevisani was a director of Home Port Bancorp (NASDAQ:HPBC).” This is untrue.
Home Port’s proxy statements for its 1996, 1997, and 1998 annual meetings do not list Mr. Trevisani as a director. Home Port’s proxy statement for its May 17, 1999 annual meeting of stockholders states that Mr. Trevisani became a director of that company on February 3, 1999, not in 1996, to replace a resigning director. Mr. Trevisani made a filing with the Securities and Exchange Commission, a Form 3 which must be filed within ten days of becoming a director of a public company that confirms that date. Unless several public filings made with the SEC are wrong, Mr. Trevisani did not serve as a director of the publicly-held Home Port in 1996, 1997 or 1998 as claimed. It also appears from public documents that prior to and during his relatively short term as a director, Mr. Trevisani and his law firm served as Home Port’s outside counsel. In fact, publicly available documents confirm that after he joined its board, Mr. Trevisani personally served as the attorney that handled the sale of the Home Port to Seacoast Financial Services Corp. in December 2000. The public record confirms that Mr. Trevisani’s tenure as a Home Port director and his experience as a public company director is substantially shorter than Dolphin would like you to believe.
Given their long professional relationship, Mr. Meyer must certainly know when Mr. Trevisani served on Home Port’s board of directors. Mr. Meyer’s biography in Dolphin’s proxy solicitation materials states that he was chairman of the board of Home Port from 1992 to 2000. The professional relationship between Mr. Trevisani and Mr. Meyer has continued. Mr. Trevisani and Mr. Meyer were both nominated to serve on the board of Computer Horizons by a shareholder that was attempting to take control of that company.
Mr. Meyer’s biography in Dolphin’s solicitation materials ends with the statement that “in April 2005, Mr. Meyer was nominated to the board of directors of OfficeMax (NYSE:OMX) by its then third largest shareholder.” This statement is incomplete and misleading. Again, a simple check of the public filings of OfficeMax reveals that Mr. Meyer’s nomination was later withdrawn by that shareholder.
Dolphin’s most recent communications to infoUSA shareholders no longer make reference to Mr. Aslin’s current service as a director of ACT Teleconferencing, Inc. Public filings indicate that since Mr. Aslin became a member of that company’s board of directors and audit committee in 2004, its auditors have repeatedly found that its disclosure controls and procedures are not effective, it has failed to file its reports with the SEC on time and it has been delisted from NASDAQ.
In short, it appears that Dolphin has made little effort to confirm or disclose the background and experience of the nominees that it is asking you to make the stewards of the future of infoUSA.
DOLPHIN’S MISLEADING STATEMENTS ABOUT OUR FINANCIAL PERFORMANCE
We urge you to be cautious about relying on the financial analysis offered by Dolphin. In its recently filed investor presentation, Dolphin includes several charts purporting to depict infoUSA’s financial performance. These charts and the underlying data are inaccurate and misleading.
One chart is a comparison of infoUSA’s P/E ratio to its peer group. Dolphin evidently has used an earnings per share number other than the earnings per share reported in infoUSA’s SEC filings. As a result, Dolphin’s comparison substantially understates the Company’s P/E ratio for each of the periods covered. For example, in 2001, the Company’s publicly reported earnings per share divided by average trading price for the period results in a P/E ratio of 48.2, not 20.1 as reported by Dolphin. We have been unable to ascertain the basis of Dolphin’s P/E calculations, but can find no defensible reason for using numbers other than those publicly reported by the Company.
The other charts presented by Dolphin are based on EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) data. When infoUSA presents EBITDA information, it provides a reconciliation of that information to its GAAP financial statements. Dolphin does not include such a reconciliation or otherwise explain how it calculates EBITDA. This is significant, because the EBITDA figures used by Dolphin are different than the EBITDA figures publicly disclosed by infoUSA, and the calculation selected by Dolphin causes infoUSA’s performance to look less favorable in comparison to the peer group.
OUR ACQUISITION STRATEGY HAS CREATED SIGNIFICANT VALUE
While Dolphin says otherwise, our acquisition strategy has created significant value. Since 1996, we have made over 20 acquisitions, financed primarily through debt. The operating cash flows from these acquisitions have contributed significantly to the financial performance of the Company. Over this period of time, the Company’s EBITDA has increased from approximately $14 million to approximately $92 million, without any additional equity investment from shareholders.
WE BELIEVE THAT DOLPHIN’S NOMINEES OFFER “NO NEW IDEAS” FOR
IMPROVING OPERATIONS OR ENHANCING VALUE
We believe that, unlike your directors, Dolphin’s nominees do not have the industry knowledge, experience or commercial relationships that will help to ensure that your investment in infoUSA will be maximized. In contrast to your Board and management, the dissident group offers no ideas for improving operations or growing the Company. We believe that election of their slate could interrupt the implementation of our strategic plan and negatively impact shareholder value.
In stark contrast to our current Board, we believe that Dolphin’s nominees have:
-	NO working knowledge of infoUSA, its business or the industry

-	NO business plan or strategy for infoUSA

-	NO relevant industry experience

WITH YOUR SUPPORT, infoUSA’s BOARD AND MANAGEMENT CAN
CONTINUE TO BUILD VALUE FOR ALL SHAREHOLDERS
Your Board asks that you support the current infoUSA Board and management team by voting FOR infoUSA’s incumbent directors and AGAINST proposal number 2 on the enclosed WHITE proxy card today. Your vote is extremely important, no matter how many or how few shares you own. If you have any questions or need any assistance in voting your shares, please do not hesitate to contact MacKenzie Partners, the firm assisting us in the solicitation of proxies, toll free at (800) 322-2885.
PRESERVE AND ENHANCE THE VALUE OF YOUR infoUSA INVESTMENT
VOTE FOR YOUR BOARD’S NOMINEES AND AGAINST PROPOSAL NUMBER 2
ON THE WHITE PROXY CARD TODAY
Thank you very much for your continued support.
Sincerely,
Vinod Gupta
Chairman & Chief Executive Officer
infoUSA Inc.

[1]	Total leverage is calculated by dividing total debt, as reported in the Company’s financial statements filed with the Company’s Annual Report on Form 10-K for each of the indicated periods, by EBITDA. EBITDA is a non-GAAP financial measure. The following table sets forth the Company’s total debt and reconciles EBITDA with Net Income, the most directly comparable financial measure calculated and presented in accordance with GAAP, as reported in the Company’s financial statements filed with the Company’s Annual Report on Form 10-K for each of the indicated periods. The Company noted that its 2002 and 2003 results reflect the effect of September 11, 2001.

	Year Ended December 31
	2000	2001	2002	2003	2004	2005
	( In Thousands )
Net Income	$(31,633)	$4,964	$20,436	$19,695	$17,838	$31,507
Income Tax	1,320	11,371	12,713	12,072	10,934	17,659
Interest Expense	26,651	25,285	16,059	11,547	9,210	11,841
Amortization	32,190	30,254	13,310	13,276	15,875	18,098
Depreciation	20,005	17,873	14,773	14,573	14,062	12,818

EBITDA	$48,533	$89,747	$77,291	$71,163	$67,919	$91,923
Total Debt at Year End	$258,652	$225,670	$148,797	$181,396	$196,226	$148,006
EBITDA Turns (Total Debt/EBITDA)	5.33	2.51	1.93	2.55	2.89	1.61
About infoUSA
infoUSA ( www.infoUSA.com ), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com . To get a 7-day free trial and 100 free sales leads, click www.salesgenie.com.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.